Exhibit 8.2

3 October 2005

BHP Billiton Limited 180 Lonsdale Street Melbourne VIC 3000	BHP Billiton Plc Neathouse Place London SW1V 1BH UNITED KINGDOM
BHP Billiton Finance (USA) Limited 180 Lonsdale Street Melbourne VIC 3000

Dear Sirs

Debt Securities Issuance

We refer to the Registration Statement on Form F-3 of BHP Billiton Finance (USA) Limited, BHP Billiton Limited and BHP Billiton Plc, relating to the registration of US$3,000,000,000 of debt securities for future issuance that is being filed with the United States Securities and Exchange Commission on the date hereof. That Registration Statement contains a tax summary section that summarises the Australian tax issues arising for United States resident holders of debt securities. You have asked that we provide you with a letter confirming that the Australian tax summary is appropriate for inclusion in the Registration Statement as a general summary of the Australian tax issues.

In preparing this letter we have reviewed the Registration Statement and the Indenture dated as of April 17, 2003 between BHP Billiton Finance (USA) Limited, as issuer, BHP Billiton Limited and BHP Billiton Plc, as guarantors, and Citibank N.A., as trustee (Indenture). We understand that the terms of the debt securities will be set on a basis that ensures that they will be debt interests under Division 974 of the Income Tax Assessment Act 1997 and will not be equity interests under that Division (ie they will be in form debt, BHP Billiton Finance’s obligation to pay principal and interest will be non-contingent, interest and discount rates will be at the prevailing market rates at the time of the offering, and the debt securities will not be classified as equity by reason of any relationship to any other arrangement).

On the basis of our review of the Registration Statement and Indenture, we advise that the statements set forth under the heading “Material Tax Consequences – Australian Taxation” are a fair and accurate general summary of the Australian tax treatment of United States resident holders of debt securities who are not also Australian resident, and are appropriate for inclusion in the Registration Statement as such a general summary. Our opinion is based on Australian tax law as at the date of this letter. We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material Tax Consequences – Australian Taxation” in the Registration Statement.

Yours sincerely

/s/ Allens Arthur Robinson

Allens Arthur Robinson

Michael Rigby, Partner